Contact:     Pete Bakel     Resource Center: 1-800-732-6643
202-752-2034                                     Exhibit 99.1
Date:    May 1, 2019

Fannie Mae Reports Net Income of $2.4 Billion and
Comprehensive Income of $2.4 Billion for First Quarter 2019

First Quarter 2019 Results

•	Fannie Mae reported net income of $2.4 billion and comprehensive income of $2.4 billion for the first quarter of 2019, reflecting the strength of the company’s underlying business fundamentals.
“Fannie Mae’s solid first quarter financial results demonstrate the strength of our business model, our risk management capabilities, and our customer focus.

“We are enhancing our credit risk transfer programs and attracting more private capital into the U.S. mortgage market.

“We continue to drive technology innovations to help make the mortgage market more certain, efficient, and simple for our customers.

“And we’re working with customers and partners to address critical challenges such as the shortage of affordable homes and apartments across the country.”

Hugh R. Frater,
Chief Executive Officer

•	Fannie Mae expects to pay a $2.4 billion dividend to Treasury by June 30, 2019. Through the first quarter of 2019, the company has paid $179 billion in dividends to Treasury.

Business Highlights

•
Fannie Mae provided $85.1 billion in liquidity to the single-family mortgage market in the first quarter of 2019 and was the largest issuer of single-family mortgage-related securities in the secondary market. More than 55% of the single-family mortgage loans the company acquired were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing. The company’s estimated market share of new single-family mortgage-related securities issuances was 36% for the first quarter of 2019.

•
Fannie Mae has transferred a portion of the credit risk on single-family mortgages with an unpaid principal balance of more than $1.6 trillion since 2013, measured at the time of the transactions, including $91 billion in the first quarter of 2019. As of March 31, 2019, $1.2 trillion in single-family mortgages or approximately 42% of the loans in the company’s single-family conventional guaranty book of business, measured by unpaid principal balance, were covered by a credit risk transfer transaction.

•
Fannie Mae provided $16.9 billion in multifamily financing in the first quarter of 2019, which supported 171,000 units of multifamily housing. More than 85% of the multifamily units the company financed were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing. Through the first quarter of 2019, Fannie Mae continued to be one of the largest issuers of Green bonds in the world, issuing more than $54 billion in Green bonds since inception of the program.

•
Fannie Mae continued to share credit risk with lenders on nearly 100% of the company’s new multifamily business volume, primarily through its Delegated Underwriting and Servicing (DUS®) program. To complement the company’s lender loss sharing program through DUS, the company completed its fifth multifamily Credit Insurance Risk Transfer™ (CIRT™) transaction in the first quarter of 2019, which covered multifamily loans with an unpaid principal balance of $11.7 billion. As of March 31, 2019, $49 billion in multifamily mortgages or 15% of the loans in the company’s multifamily guaranty book of business, measured by unpaid principal balance, were covered by a CIRT transaction.

First Quarter 2019 Results	1

WASHINGTON, DC — Fannie Mae (FNMA/OTCQB) reported net income of $2.4 billion and comprehensive income of $2.4 billion for the first quarter of 2019. The company reported a net worth of $5.4 billion as of March 31, 2019. As a result, Fannie Mae expects to pay a $2.4 billion dividend to Treasury by June 30, 2019.

SUMMARY OF FANNIE MAE’S FINANCIAL PERFORMANCE
Condensed Consolidated Results
(Dollars in billions)
Fannie Mae’s net income of $2.4 billion for the first quarter of 2019 compares with net income of $3.2 billion for the fourth quarter of 2018. The decrease in net income in the first quarter of 2019 was driven primarily by lower credit-related income, an increase in fair value losses, and lower net interest income during the quarter.

First Quarter 2019 Results	2

Summary of Financial Results

(Dollars in millions)	1Q19	4Q18	Variance	1Q19	1Q18	Variance
Net interest income	$4,733	$4,973	$(240)	$4,733	$5,232	$(499)
Fee and other income	227	149	78	227	320	(93)
Net revenues	4,960	5,122	(162)	4,960	5,552	(592)
Investment gains, net	133	259	(126)	133	250	(117)
Fair value gains (losses), net	(831)	(539)	(292)	(831)	1,045	(1,876)
Administrative expenses	(744)	(814)	70	(744)	(750)	6
Credit-related income
Benefit for credit losses	650	1,080	(430)	650	217	433
Foreclosed property expense	(140)	(157)	17	(140)	(162)	22
Total credit-related income	510	923	(413)	510	55	455
Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees	(593)	(586)	(7)	(593)	(557)	(36)
Other expenses, net	(408)	(307)	(101)	(408)	(203)	(205)
Income before federal income taxes	3,027	4,058	(1,031)	3,027	5,392	(2,365)
Provision for federal income taxes	(627)	(828)	201	(627)	(1,131)	504
Net income	$2,400	$3,230	$(830)	$2,400	$4,261	$(1,861)
Total comprehensive income	$2,361	$3,239	$(878)	$2,361	$3,938	$(1,577)

Net revenues, which consist of net interest income and fee and other income, were $5.0 billion for the first quarter of 2019, compared with $5.1 billion for the fourth quarter of 2018.
Net interest income was $4.7 billion for the first quarter of 2019, compared with $5.0 billion for the fourth quarter of 2018. The decrease in net interest income for the first quarter of 2019 was due primarily to lower amortization income from the company’s guaranty book of business driven by lower mortgage prepayment activity in the first quarter of 2019 due to a higher prevailing interest rate environment at the end of 2018. Additionally, the company saw a decrease in interest income from its portfolios due to lower average balances.
Fannie Mae’s net interest income is derived from two primary sources: guaranty fees the company receives for managing the credit risk on loans underlying Fannie Mae MBS held by third parties; and the difference between interest income earned on the assets in the company’s retained mortgage portfolio and its other investments portfolio (collectively, its portfolios) and the interest expense associated with the debt that funds those assets. More than 75 percent of Fannie Mae’s net interest income in the first quarter of 2019 was derived from the loans underlying Fannie Mae MBS in consolidated trusts, which primarily generate income through guaranty fees. Guaranty fees consist of two primary components: base guaranty fees that the company receives over the life of the loan; and amortization income, which consists of upfront fees that the company receives at the time of loan acquisition primarily related to single-family loan level pricing adjustments and other fees received from lenders; these fees are amortized into net interest income as cost basis adjustments over the contractual life of the loan.

First Quarter 2019 Results	3

Net Interest Income
(Dollars in billions)
__________

(1)	Includes revenues generated by the 10 basis point guaranty fee increase the company implemented pursuant to the TCCA, the incremental revenue from which is remitted to Treasury and not retained by us.

(2)
Includes interest income from assets held in the company’s retained mortgage portfolio and other investments portfolio, as well as other assets used to generate lender liquidity. Also includes interest expense on the company’s outstanding Connecticut Avenue Securities®.

Net fair value losses were $831 million in the first quarter of 2019, compared with $539 million in the fourth quarter of 2018. Net fair value losses in the first quarter of 2019 were driven primarily by net interest expense on the company’s risk management derivatives, as well as net decreases in the fair value of the company’s risk management and mortgage commitment derivatives due to decreases in interest rates during the quarter. In addition, we recognized fair value losses on long-term debt of consolidated trusts held at fair value during the quarter.
The estimated fair value of the company’s derivatives, trading securities, and other financial instruments carried at fair value may fluctuate substantially from period to period because of changes in interest rates, the yield curve, mortgage and credit spreads, implied volatility, and activity related to these financial instruments. While the estimated fair value of the company’s derivatives that serve to mitigate certain risk exposures may fluctuate, some of the financial instruments that generate these exposures are not recorded in the company’s condensed consolidated financial statements. The company is developing capabilities to implement hedge accounting to reduce interest rate volatility in its consolidated statements of operations and comprehensive income.

First Quarter 2019 Results	4

Net Fair Value Gains (Losses)
(Dollars in billions)
Credit-related income (expense) consists of a benefit or provision for credit losses and foreclosed property expense. Credit-related income was $510 million in the first quarter of 2019, compared with $923 million in the fourth quarter of 2018. The decrease in credit-related income in the first quarter of 2019 was driven primarily by a lower volume of redesignations of loans from held-for-investment to held-for-sale and a smaller improvement in actual and forecasted home prices compared with the fourth quarter of 2018. This decrease was partially offset by a larger benefit from lower projected future interest rates compared with the fourth quarter of 2018.
Fannie Mae’s credit-related income or expense can vary substantially from period to period based on a number of factors such as changes in actual and expected home prices, fluctuations in interest rates, borrower payment behavior, the overall size of the company’s allowance, events such as natural disasters, the types and volume of its loss mitigation activities, the volume of foreclosures completed, and redesignations of loans from held-for-investment to held-for-sale. In addition, the company’s credit-related income or expense and its loss reserves can be impacted by updates to the models, assumptions, and data used in determining its allowance for loan losses.
While the redesignation of certain reperforming and nonperforming single-family loans from held-for-investment to held-for-sale has been a significant driver of credit-related income in recent periods, the company may see a reduced impact from this activity in the future to the extent the population of loans it is considering for redesignation declines. Further, Fannie Mae’s implementation of ASU 2016-13, Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (the CECL standard) on January 1, 2020 will likely introduce additional volatility in the company’s results thereafter as credit-related income or expense will include expected lifetime losses on the company’s loans and other financial instruments subject to the standard and thus become more sensitive to fluctuations in the factors detailed above.

Credit-Related Income
(Dollars in billions)

First Quarter 2019 Results	5

FINANCIAL PERFORMANCE OUTLOOK
Fannie Mae’s long-term financial performance will depend in large part upon both the size of and its share of the U.S. mortgage market, which in turn will depend upon such factors as population growth, household formation, and home price appreciation. While Fannie Mae expects to remain profitable on an annual basis for the foreseeable future, certain factors could result in significant volatility in the company’s financial results from quarter to quarter or year to year. Fannie Mae expects quarterly volatility in its financial results due to a number of factors, particularly changes in market conditions that result in fluctuations in the estimated fair value of derivatives and other financial instruments that it marks to market through its earnings. Other factors that may result in volatility in the company’s quarterly financial results include factors that affect its loss reserves, such as redesignations of loans from held for investment to held for sale, changes in interest rates, home prices or accounting standards, or events such as natural disasters, and other factors, as the company discusses in “Risk Factors” and “MD&A—Consolidated Results of Operations—Credit-Related Income (Expense)” in its 2018 Form 10-K and in “MD&A—Consolidated Results of Operations—Credit-Related Income” in its First Quarter 2019 Form 10-Q. Further, Fannie Mae’s implementation on January 1, 2020 of the CECL standard will likely introduce additional volatility in the company’s results thereafter as credit-related income or expense will include expected lifetime losses on the company’s loans and other financial instruments subject to the standard and thus become more sensitive to fluctuations in these factors.
The potential for significant volatility in the company’s financial results could result in a net loss in a future quarter. Fannie Mae is permitted to retain up to $3.0 billion in capital reserves as a buffer in the event of a net loss in a future quarter. However, any net loss the company experiences in the future could be greater than the amount of its capital reserves, which would result in a net worth deficit for that quarter. For example, Fannie Mae’s implementation of the CECL standard will likely decrease, perhaps substantially, the company’s retained earnings and increase its allowance for credit losses, which could result in a net worth deficit when the company adopts the guidance in the first quarter of 2020. If the company experiences a net worth deficit in a future quarter, it will be required to draw funds from Treasury to avoid being placed into receivership. See “Risk Factors” in the company’s 2018 Form 10-K for a discussion of the risks associated with the limitations on the company’s ability to rebuild its capital reserves, including factors that could result in a net loss or net worth deficit in a future quarter.

PROVIDING LIQUIDITY AND SUPPORT TO THE MARKET
Fannie Mae provided $102 billion in liquidity to the mortgage market in the first quarter of 2019. Through its purchases and guarantees of mortgage loans in the first quarter of 2019, Fannie Mae acquired approximately 356,000 single-family mortgage loans. Fannie Mae also financed approximately 171,000 units of multifamily housing in the first quarter of 2019.

Fannie Mae Provided $102 Billion in Liquidity in the First Quarter of 2019

$16.9B	171K Multifamily Rental Units

$56.3B	229K Single-Family Home Purchases

$28.8B	127K Single-Family Refinancings

Unpaid Principal Balance	Units

First Quarter 2019 Results	6

SUMMARY OF FIRST QUARTER 2019 BUSINESS SEGMENT RESULTS
Fannie Mae’s two reportable business segments—Single-Family and Multifamily—engage in complementary business activities to provide liquidity, access to credit, and affordability in all U.S. housing markets at all times, while effectively managing risk. Fannie Mae is pursuing four strategic objectives: advancing a sustainable and reliable business model with low risk to the housing finance system and taxpayers; providing great service to its customers and partners, enabling them to serve the needs of American households more effectively; supporting and sustainably increasing access to credit and affordable housing; and building a simple, efficient, innovative, and continuously improving company.

Business Segments
Single-Family Business

(Dollars in millions)	1Q19	4Q18	Variance	1Q19	1Q18	Variance
Single-Family Segment:
Net interest income	$4,039	$4,208	$(169)	$4,039	$4,561	$(522)
Fee and other income	106	144	(38)	106	158	(52)
Net revenues	4,145	4,352	(207)	4,145	4,719	(574)
Investment gains, net	94	210	(116)	94	242	(148)
Fair value gains (losses), net	(887)	(519)	(368)	(887)	1,034	(1,921)
Administrative expenses	(631)	(703)	72	(631)	(643)	12
Credit-related income	518	934	(416)	518	34	484
TCCA fees	(593)	(586)	(7)	(593)	(557)	(36)
Other expenses, net	(337)	(328)	(9)	(337)	(132)	(205)
Income before federal income taxes	2,309	3,360	(1,051)	2,309	4,697	(2,388)
Provision for federal income taxes	(484)	(710)	226	(484)	(1,016)	532
Net income	$1,825	$2,650	$(825)	$1,825	$3,681	$(1,856)
Financial Results

•
Single-Family net income was $1.8 billion in the first quarter of 2019, compared with $2.7 billion in the fourth quarter of 2018. The decrease in net income in the first quarter of 2019 was driven primarily by:

◦
a decrease in credit-related income due to a lower volume of redesignations of loans from held-for-investment to held-for-sale and a smaller improvement in actual and forecasted home prices compared with the fourth quarter of 2018, partially offset by a larger benefit from lower projected future interest rates compared with the fourth quarter of 2018, and

◦	larger fair value losses resulting from tightening of CAS spreads and losses on debt of consolidated trusts held at fair value due to larger price increases compared with the fourth quarter of 2018.
Business Highlights

•
The single-family conventional guaranty book of business continued to grow in the first quarter of 2019, while the average charged guaranty fee, net of Temporary Payroll Tax Cut Continuation Act of 2011 (TCCA) fees, on the single-family conventional guaranty book in the first quarter increased slightly from the prior quarter to 43.3 basis points.

•
Fannie Mae’s Single-Family business provided $85.1 billion in liquidity to the mortgage market in the first quarter of 2019. Through its purchases and guarantees of mortgage loans in the first quarter of 2019, the company acquired approximately 356,000 mortgage loans, comprised of 229,000 home purchases and 127,000 refinancings.

•	The single-family serious delinquency rate was 0.74% as of March 31, 2019, a decrease from 0.76% as of December 31, 2018.

First Quarter 2019 Results	7

Multifamily Business

(Dollars in millions)	1Q19	4Q18	Variance	1Q19	1Q18	Variance
Multifamily Segment:
Net interest income	$694	$765	$(71)	$694	$671	$23
Fee and other income	121	5	116	121	162	(41)
Net revenues	815	770	45	815	833	(18)
Fair value gains (losses), net	56	(20)	76	56	11	45
Administrative expenses	(113)	(111)	(2)	(113)	(107)	(6)
Credit-related income (expense)	(8)	(11)	3	(8)	21	(29)
Other income (expense)	(32)	70	(102)	(32)	(63)	31
Income before federal income taxes	718	698	20	718	695	23
Provision for federal income taxes	(143)	(118)	(25)	(143)	(115)	(28)
Net income	$575	$580	$(5)	$575	$580	$(5)
Financial Results

•
Multifamily net income was $575 million in the first quarter of 2019, compared with $580 million in the fourth quarter of 2018. Net income for the first quarter of 2019 was driven by guaranty fee revenue as the multifamily guaranty book continued to grow.

Business Highlights

•
The multifamily guaranty book of business reached over $310 billion in the first quarter of 2019, while the average charged guaranty fee on the multifamily book decreased slightly from the prior quarter to 74.1 basis points as of March 31, 2019.

•
New multifamily business volume was $16.9 billion in the first quarter of 2019, a decrease from $21.4 billion in the fourth quarter of 2018 due primarily to seasonality. The Federal Housing Finance Agency’s (FHFA) 2019 conservatorship scorecard includes an objective to maintain the dollar volume of new multifamily business at or below $35 billion, excluding certain targeted affordable and underserved market business segments. Approximately 63%, or $10.7 billion, of the company’s multifamily business volume in the first quarter of 2019 counted toward FHFA’s 2019 multifamily volume cap.

•
Fannie Mae’s multifamily financing in the first quarter of 2019 supported 171,000 units of multifamily housing. More than 85% of the multifamily units the company financed in the first quarter of 2019 were affordable to families earning at or below 120% of the area median income, providing support for both affordable and workforce housing.

•	The multifamily serious delinquency rate was 0.07% as of March 31, 2019, an increase from 0.06% as of December 31, 2018.

First Quarter 2019 Results	8

CREDIT RISK TRANSFER TRANSACTIONS
Fannie Mae continues to innovate and improve its credit risk transfer programs, expanding the types of loans covered and promoting the continued growth of the credit risk transfer market. For single-family mortgages, Fannie Mae has relied principally on two types of transactions to transfer credit risk: its Connecticut Avenue Securities® (CAS) transactions and its Credit Insurance Risk Transfer (CIRT) transactions. In these transactions, the company transfers to investors a portion of the credit risk associated with losses on a reference pool of mortgage loans and in exchange pays investors a premium that effectively reduces the guaranty fee income the company retains on the loans.
As a part of Fannie Mae’s continued effort to innovate and improve its credit risk transfer programs, the company completed its first CAS offering under the new REMIC structure in November 2018. This enhancement to the company’s CAS program is designed to promote the continued growth of the market by expanding the potential investor base for these securities and limiting investor exposure to Fannie Mae counterparty risk, without disrupting the to-be-announced (TBA) MBS market. The new structure also aligns the timing of the company’s recognition of provisions for credit losses with the related recovery from CAS REMIC transactions, which differs from the company’s previous CAS structures. For a description of the CAS REMIC structure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Single-Family Business—Single-Family Credit Risk Transfer Transactions” in the company’s 2018 Form 10-K.
Fannie Mae continued to transfer a portion of the credit risk on multifamily mortgages, and nearly 100% of the company’s new multifamily business volume in the first quarter of 2019 had lender risk-sharing, primarily through the company’s Delegated Underwriting and Servicing (DUS®) program. To complement the company’s lender loss sharing program through DUS, Fannie Mae also transferred a portion of the mortgage credit risk on multifamily loans in its multifamily guaranty book of business to insurers and reinsurers through multifamily CIRT transactions. In the first quarter of 2019, the company completed its fifth multifamily CIRT transaction.
COMMON SECURITIZATION PLATFORM AND SINGLE SECURITY INITIATIVE
After five years of working on the Single Security Initiative with Freddie Mac, Common Securitization Solutions (CSS), and FHFA, Fannie Mae expects that in June 2019 the company and Freddie Mac will start issuing single-family uniform mortgage-backed securities (UMBS). At that time, Fannie Mae will also begin using the common securitization platform developed in conjunction with FHFA, Freddie Mac, and CSS to perform certain aspects of the securitization process. The objective of the Single Security Initiative is to enhance the overall liquidity of Fannie Mae and Freddie Mac MBS eligible for forward trading in the TBA market by supporting their fungibility without regard to which company is the issuer. Forward trading of UMBS began in March 2019, and, as of April 25, 2019, $755 billion of UMBS had been traded in the TBA market for settlement beginning in June 2019.
The common securitization platform and the Single Security Initiative represent significant changes for the mortgage market and for Fannie Mae’s securitization operations and business. Fannie Mae expects that once it begins issuing UMBS, the vast majority of the company’s single-family MBS will be issued as UMBS. See “Business—Mortgage Securitizations—Common Securitization Platform and Single Security Initiative” in the company’s 2018 Form 10-K and “Risk Factors” in the company’s First Quarter 2019 Form 10-Q for more information on these efforts and the risks they present.

ABOUT FANNIE MAE’S CONSERVATORSHIP AND AGREEMENTS WITH TREASURY
Fannie Mae has operated under the conservatorship of FHFA since September 6, 2008. Treasury has made a commitment under a senior preferred stock purchase agreement to provide funding to Fannie Mae under certain circumstances if the company has a net worth deficit. Pursuant to this agreement and the senior preferred stock the company issued to Treasury in 2008, the conservator has declared and directed Fannie Mae to pay dividends to Treasury on a quarterly basis for every dividend period for which dividends were payable since the company entered conservatorship in 2008.

First Quarter 2019 Results	9

The chart below shows all of the funds Fannie Mae has drawn from Treasury pursuant to the senior preferred stock purchase agreement, as well as all of the dividends the company has paid to Treasury on the senior preferred stock.
Treasury Draws and Dividend Payments: 2008 - Q1 2019
(Dollars in billions)

(1)	Under the terms of the senior preferred stock purchase agreement, dividend payments the company makes to Treasury do not offset prior draws of funds from Treasury. Amounts may not sum due to rounding.

(2)	Treasury draws are shown in the period for which requested, not when the funds were received by the company. Draw requests have been funded in the quarter following a net worth deficit.
Fannie Mae expects to pay Treasury a second quarter 2019 dividend of $2.4 billion by June 30, 2019. The senior preferred stock provides for dividends each quarter in the amount, if any, by which the company’s net worth as of the end of the prior quarter exceeds a $3.0 billion capital reserve amount.
As of the date of this filing, the maximum amount of remaining funding under the agreement is $113.9 billion. If the company were to draw additional funds from Treasury under the agreement with respect to a future period, the amount of remaining funding under the agreement would be reduced by the amount of its draw. Dividend payments the company makes to Treasury do not restore or increase the amount of funding available to it under the agreement.
For a description of the terms of the senior preferred stock purchase agreement and the senior preferred stock, see “Conservatorship, Treasury Agreements and Housing Finance Reform—Treasury Agreements” in the company’s 2018 Form 10-K.
Although Treasury owns Fannie Mae’s senior preferred stock and a warrant to purchase 79.9% percent of the company’s common stock, and has made a commitment under the senior preferred stock purchase agreement to provide the company with funds to maintain a positive net worth under specified conditions, the U.S. government does not guarantee the company’s securities or other obligations.
—
Fannie Mae’s financial statements for the first quarter of 2019 are available in the accompanying Annex; however, investors and interested parties should read the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2019 (First Quarter 2019 Form 10-Q), which was filed today with the Securities and Exchange Commission and is available on Fannie Mae’s website, www.fanniemae.com. The company provides further discussion of its financial results and condition, credit performance, and other matters in its First Quarter 2019 Form 10-Q. Additional information about the company’s financial and credit performance is contained in the Fannie Mae Quarterly Financial Supplement Q1 2019 at www.fanniemae.com.

First Quarter 2019 Results	10

# # #

In this release, the company has presented a number of estimates, forecasts, expectations, and other forward-looking statements, including statements regarding: the company’s business plans and strategies, and the impact of these plans and strategies; the company’s future profitability, financial condition and financial performance, and the factors that will affect them; volatility in the company’s future results, factors that may affect that volatility, and efforts the company may make to address volatility; the company’s dividend payments to Treasury; the company’s expectations regarding the implementation and its use of the common securitization platform and the implementation and impact of the Single Security Initiative, as well as the company’s issuances of UMBS; the company’s plans relating to and the effects of the company’s credit risk transfer transactions; and the impact of accounting guidance and accounting changes on the company’s business or financial results, including the impact of the CECL standard. These estimates, forecasts, expectations, and statements are forward-looking statements based on the company’s current assumptions regarding numerous factors. Actual results, and future projections, could be materially different from what is set forth in the forward-looking statements as a result of: the uncertainty of the company’s future; future legislative or regulatory requirements or changes that have a significant impact on the company’s business, such as the enactment of housing finance reform legislation, including all or any portion of the to-be-developed Treasury Housing Reform Plan; home price changes; interest rate and credit spread changes; macroeconomic factors such as U.S. gross domestic product, unemployment rates, personal income, and the volume of mortgage originations; the size and the company’s share of the U.S. mortgage market and the factors that affect them, including population growth and household formation; the company’s future serious delinquency rates; the company’s and its competitors’ future guaranty fee pricing and the impact of that pricing on the company’s guaranty fee revenues and competitive environment; credit availability; changes in borrower behavior; the effectiveness of its loss mitigation strategies; significant changes in modification and foreclosure activity; the volume and pace of future nonperforming and reperforming loan sales and their impact on the company’s results and serious delinquency rates; the effectiveness of its management of its real estate owned inventory and pursuit of contractual remedies; changes in the fair value of its assets and liabilities; the company’s reliance on CSS and the common securitization platform for the operation of many of its securitization activities once it begins issuing UMBS; the stability and adequacy of the systems and infrastructure that impact the company’s operations, including the company’s and those of CSS, its other counterparties and other third parties on which the business relies; actions by FHFA, Treasury, the Department of Housing and Urban Development or other regulators that affect the company’s business; the size, composition and quality of the company’s guaranty book of business and retained mortgage portfolio; the competitive landscape in which the company operates, including the impact of legislative or other developments on levels of competition in its industry and other factors affecting its market share; the life of the loans in the company’s guaranty book of business; the company’s reliance on and future updates it makes to its models, including the assumptions used by these models; changes in generally accepted accounting principles; changes to the company’s accounting policies; effects from activities the company takes to support the mortgage market and help borrowers; the company’s future objectives and activities in support of those objectives, including actions the company may take to reach additional underserved creditworthy borrowers; actions the company may be required to take by FHFA, in its role as the company’s conservator or as its regulator, such as changes in the type of business the company does or the implementation of the Single Security Initiative; limitations on the company’s business imposed by FHFA, in its role as the company’s conservator or as its regulator; the conservatorship, including any changes to or termination (by receivership or otherwise) of the conservatorship and its effect on the company’s business; the investment by Treasury and its effect on the company’s business; challenges the company faces in retaining and hiring qualified executives and other employees; the deteriorated credit performance of many loans in the company’s guaranty book of business; a decrease in the company’s credit ratings; defaults by one or more institutional counterparties; resolution or settlement agreements the company may enter into with its counterparties; operational control weaknesses; changes in the fiscal and monetary policies of the Federal Reserve; changes in the structure and regulation of the financial services industry; the company’s ability to access the debt markets; changes in the demand for Fannie Mae MBS; disruptions or instability in the housing and credit markets; uncertainties relating to the potential phasing out of LIBOR, or other market changes that could impact the loans the company owns or guarantees or its MBS; the company’s need to rely on third parties to fully achieve some of its corporate objectives; the company’s reliance on mortgage servicers; domestic and global political risks and uncertainties; natural disasters, environmental disasters, terrorist attacks, pandemics, or other major disruptive events; cyber attacks or other information security breaches or threats; and many other factors, including those discussed in the “Risk Factors” and “Forward-Looking Statements” sections of and elsewhere in the company’s 2018 Form 10-K, First Quarter 2019 Form 10-Q, and elsewhere in this release.

Fannie Mae provides website addresses in its news releases solely for readers’ information. Other content or information appearing on these websites is not part of this release.

Fannie Mae helps make the 30-year fixed-rate mortgage and affordable rental housing possible for millions of Americans. We partner with lenders to create housing opportunities for families across the country. We are driving positive changes in housing finance to make the home buying process easier, while reducing costs and risk. To learn more, visit fanniemae.com and follow us on twitter.com/fanniemae.

First Quarter 2019 Results	11

ANNEX
FANNIE MAE
(In conservatorship)
Condensed Consolidated Balance Sheets — (Unaudited)
(Dollars in millions)

	As of
	March 31, 2019	December 31, 2018

ASSETS
Cash and cash equivalents	$27,496	$25,557
Restricted cash (includes $19,216 and $17,849, respectively, related to consolidated trusts)	24,745	23,866
Federal funds sold and securities purchased under agreements to resell or similar arrangements	22,250	32,938
Investments in securities:
Trading, at fair value (includes $2,922 and $3,061, respectively, pledged as collateral)	40,899	41,867
Available-for-sale, at fair value	3,214	3,429
Total investments in securities	44,113	45,296
Mortgage loans:
Loans held for sale, at lower of cost or fair value	10,066	7,701
Loans held for investment, at amortized cost:
Of Fannie Mae	105,889	113,039
Of consolidated trusts	3,157,042	3,142,858
Total loans held for investment (includes $8,752 and $8,922, respectively, at fair value)	3,262,931	3,255,897
Allowance for loan losses	(13,232)	(14,203)
Total loans held for investment, net of allowance	3,249,699	3,241,694
Total mortgage loans	3,259,765	3,249,395
Deferred tax assets, net	13,411	13,188
Accrued interest receivable, net (includes $8,390 and $7,928, respectively, related to consolidated trusts)	8,926	8,490
Acquired property, net	2,489	2,584
Other assets	17,839	17,004
Total assets	$3,421,034	$3,418,318
LIABILITIES AND EQUITY
Liabilities:
Accrued interest payable (includes $9,221 and $9,133, respectively, related to consolidated trusts)	$10,364	$10,211
Debt:
Of Fannie Mae (includes $6,682 and $6,826, respectively, at fair value)	221,238	232,074
Of consolidated trusts (includes $23,050 and $23,753, respectively, at fair value)	3,173,772	3,159,846
Other liabilities (includes $343 and $356, respectively, related to consolidated trusts)	10,299	9,947
Total liabilities	3,415,673	3,412,078
Commitments and contingencies (Note 14)	—	—
Fannie Mae stockholders’ equity:
Senior preferred stock, 1,000,000 shares issued and outstanding	120,836	120,836
Preferred stock, 700,000,000 shares are authorized—555,374,922 shares issued and outstanding	19,130	19,130
Common stock, no par value, no maximum authorization—1,308,762,703 shares issued and 1,158,087,567 shares outstanding	687	687
Accumulated deficit	(128,175)	(127,335)
Accumulated other comprehensive income	283	322
Treasury stock, at cost, 150,675,136 shares	(7,400)	(7,400)
Total stockholders’ equity (See Note 1: Senior Preferred Stock Purchase Agreement and Senior Preferred Stock for information on our dividend obligation to Treasury)	5,361	6,240
Total liabilities and equity	$3,421,034	$3,418,318

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2019 Form 10-Q

First Quarter 2019 Results	12

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Operations and Comprehensive Income — (Unaudited)
(Dollars in millions, except per share amounts)

	For the Three Months Ended March 31,

	2019	2018
Interest income:
Trading securities	$427	$236
Available-for-sale securities	53	71
Mortgage loans (includes $28,445 and $26,298, respectively, related to consolidated trusts)	29,768	28,034
Federal funds sold and securities purchased under agreements to resell or similar arrangements	263	142
Other	32	31
Total interest income	30,543	28,514
Interest expense:
Short-term debt	(125)	(107)
Long-term debt (includes $24,189 and $21,715, respectively, related to consolidated trusts)	(25,685)	(23,175)
Total interest expense	(25,810)	(23,282)
Net interest income	4,733	5,232
Benefit for credit losses	650	217
Net interest income after benefit for credit losses	5,383	5,449
Investment gains, net	133	250
Fair value gains (losses), net	(831)	1,045
Fee and other income	227	320
Non-interest income (loss)	(471)	1,615
Administrative expenses:
Salaries and employee benefits	(386)	(381)
Professional services	(225)	(243)
Other administrative expenses	(133)	(126)
Total administrative expenses	(744)	(750)
Foreclosed property expense	(140)	(162)
Temporary Payroll Tax Cut Continuation Act of 2011 (“TCCA”) fees	(593)	(557)
Other expenses, net	(408)	(203)
Total expenses	(1,885)	(1,672)
Income before federal income taxes	3,027	5,392
Provision for federal income taxes	(627)	(1,131)
Net income	2,400	4,261
Other comprehensive loss:
Changes in unrealized gains on available-for-sale securities, net of reclassification adjustments and taxes	(36)	(320)
Other, net of taxes	(3)	(3)
Total other comprehensive loss	(39)	(323)
Total comprehensive income	$2,361	$3,938
Net income	$2,400	$4,261
Dividends distributed or available for distribution to senior preferred stockholder	(2,361)	(938)
Net income attributable to common stockholders	$39	$3,323
Earnings per share:
Basic	$0.01	$0.58
Diluted	0.01	0.56
Weighted-average common shares outstanding:
Basic	5,762	5,762
Diluted	5,893	5,893

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2019 Form 10-Q

First Quarter 2019 Results	13

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Cash Flows — (Unaudited)
(Dollars in millions)

	For the Three Months Ended March 31,
	2019	2018
Net cash provided by (used in) operating activities	$1,816	$(1,409)
Cash flows provided by investing activities:
Proceeds from maturities and paydowns of trading securities held for investment	15	110
Proceeds from sales of trading securities held for investment	49	—
Proceeds from maturities and paydowns of available-for-sale securities	113	266
Proceeds from sales of available-for-sale securities	131	648
Purchases of loans held for investment	(33,631)	(40,045)
Proceeds from repayments of loans acquired as held for investment of Fannie Mae	2,786	4,164
Proceeds from sales of loans acquired as held for investment of Fannie Mae	26	80
Proceeds from repayments and sales of loans acquired as held for investment of consolidated trusts	88,419	96,626
Advances to lenders	(22,991)	(27,898)
Proceeds from disposition of acquired property and preforeclosure sales	1,965	2,360
Net change in federal funds sold and securities purchased under agreements to resell or similar arrangements	10,688	(20,231)
Other, net	(124)	(264)
Net cash provided by investing activities	47,446	15,816
Cash flows used in financing activities:
Proceeds from issuance of debt of Fannie Mae	173,122	288,281
Payments to redeem debt of Fannie Mae	(184,222)	(299,797)
Proceeds from issuance of debt of consolidated trusts	64,821	89,493
Payments to redeem debt of consolidated trusts	(96,925)	(119,413)
Payments of cash dividends on senior preferred stock to Treasury	(3,240)	—
Proceeds from senior preferred stock purchase agreement with Treasury	—	3,687
Other, net	—	442
Net cash used in financing activities	(46,444)	(37,307)
Net increase (decrease) in cash, cash equivalents and restricted cash	2,818	(22,900)
Cash, cash equivalents and restricted cash at beginning of period	49,423	60,260
Cash, cash equivalents and restricted cash at end of period	$52,241	$37,360
Cash paid during the period for:
Interest	$28,650	$27,041
Income taxes	—	—

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2019 Form 10-Q

First Quarter 2019 Results	14

FANNIE MAE
(In conservatorship)
Condensed Consolidated Statements of Changes in Equity (Deficit) — (Unaudited)
(Dollars and shares in millions, except per share amounts)

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total Equity
	Senior Preferred	Preferred	Common
Balance as of December 31, 2018	1	556	1,158	$120,836	$19,130	$687	$(127,335)	$322	$(7,400)	$6,240
Senior preferred stock dividends paid ($3,240.33/share)	—	—	—	—	—	—	(3,240)	—	—	(3,240)
Comprehensive income:
Net income	—	—	—	—	—	—	2,400	—	—	2,400
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of taxes of $2)	—	—	—	—	—	—	—	8	—	8
Reclassification adjustment for gains included in net income (net of taxes of $12)	—	—	—	—	—	—	—	(44)	—	(44)
Other (net of taxes of $1)	—	—	—	—	—	—	—	(3)	—	(3)
Total comprehensive income										2,361
Balance as of March 31, 2019	1	556	1,158	$120,836	$19,130	$687	$(128,175)	$283	$(7,400)	$5,361

	Fannie Mae Stockholders’ Equity (Deficit)
	Shares Outstanding			Senior Preferred Stock	Preferred Stock	Common Stock	Accumulated Deficit	Accumulated Other Comprehensive Income	Treasury Stock	Total Equity (Deficit)
	Senior Preferred	Preferred	Common
Balance as of December 31, 2017	1	556	1,158	$117,149	$19,130	$687	$(133,805)	$553	$(7,400)	$(3,686)
Senior preferred stock dividends paid ($0.00/share)	—	—	—	—	—	—	—	—	—	—
Increase to senior preferred stock	—	—	—	3,687	—	—	—	—	—	3,687
Comprehensive income:
Net income	—	—	—	—	—	—	4,261	—	—	4,261
Other comprehensive income, net of tax effect:
Changes in net unrealized gains on available-for-sale securities (net of taxes of $15)	—	—	—	—	—	—	—	(57)	—	(57)
Reclassification adjustment for gains included in net income (net of taxes of $70)	—	—	—	—	—	—	—	(263)	—	(263)
Other	—	—	—	—	—	—	—	(3)	—	(3)
Total comprehensive income										3,938
Reclassification related to Tax Cuts and Jobs Act	—	—	—	—	—	—	(117)	117	—	—
Other	—	—	—	—	—	—	(1)	—	—	(1)
Balance as of March 31, 2018	1	556	1,158	$120,836	$19,130	$687	$(129,662)	$347	$(7,400)	$3,938

See Notes to Condensed Consolidated Financial Statements in the First Quarter 2019 Form 10-Q

First Quarter 2019 Results	15